UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 19, 2005

WINN-DIXIE STORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-3657	59-0514290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 Edgewood Court, Jacksonville, Florida	32254-3699
(Address of Principal Executive Offices)	(Zip Code)

(904) 783-5000

(Registrant’s telephone number, including area code)

Unchanged

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 19, 2005, Winn-Dixie Stores, Inc., a Florida corporation (the “Company”), entered into a letter agreement with Thomas Robbins outlining the terms of his employment with the Company (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Robbins will serve as the Company’s Senior Vice President, Merchandising (subject to the ratification of the Board of Directors) commencing on March 28, 2005 (the “Start Date”).

Mr. Robbins’ annual base salary will be $350,000 for the fiscal year ended June 29, 2005. Mr. Robbins will be eligible to receive annual incentive compensation of 80% of his base salary and an annual perquisite benefit of $25,000 (the “Annual Incentives”). The Annual Incentives will be prorated for the period beginning on the Start Date through the fiscal year ended June 29, 2005. In addition, Mr. Robbins will be eligible to participate in the Company’s other executive-level compensation, medical benefit and relocation benefit programs, certain of which may be subject to bankruptcy court review and approval.

Mr. Robbins will also receive a one-time signing bonus equal to $50,000 (the “Signing Bonus”). Mr. Robbins must repay 100% of the Signing Bonus if he voluntarily terminates his employment within one year from the Start Date and must repay 50% of the Signing Bonus if he voluntarily terminates his employment within two years from the Start Date. If his employment is involuntarily terminated (for any reason other than “for cause”), he will be eligible to receive a severance payment equal to his annual base salary and applicable bonus as well as the continuation of medical benefits for up to 18 months.

The foregoing summary of the Offer Letter is a general description only and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

EXHIBIT 10.1	Offer Letter Agreement, executed as of March 19, 2005, by and between Winn-Dixie Stores, Inc. and Thomas Robbins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Winn-Dixie Stores, Inc.

Date: March 29, 2005	By:	/S/ Peter L. Lynch
Peter L. Lynch
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter Agreement, executed as of March 19, 2005, by and between Winn-Dixie Stores, Inc. and Thomas Robbins.